Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-286007

Dated January 26, 2026

Term Sheet

$1,000,000,000 4.566% Fixed Rate/Floating Rate Senior Notes due 2032

$1,000,000,000 5.141% Fixed Rate/Floating Rate Senior Notes due 2037

This pricing term sheet supplements the preliminary prospectus supplement of Fifth Third Bancorp dated January 26, 2026 relating to the prospectus of Fifth Third Bancorp dated March 21, 2025.

Issuer:	Fifth Third Bancorp (the “Issuer”)

Securities:

4.566% Fixed Rate/Floating Rate Senior Notes due 2032 (the “Senior Notes due 2032”)

5.141% Fixed Rate/Floating Rate Senior Notes due 2037 (the “Senior Notes due 2037” and together with the Senior Notes due 2032, the “Notes”)

Expected Ratings*:	Intentionally omitted

Currency:	USD

Size:	$1,000,000,000 for the Senior Notes due 2032 $1,000,000,000 for the Senior Notes due 2037

Securities Type:	SEC Registered Senior Notes

Trade Date:	January 26, 2026

Settlement Date**:	January 29, 2026 (T+3)

Maturity Date:	April 29, 2032 for the Senior Notes due 2032 (the “2032 Maturity Date”) January 29, 2037 for the Senior Notes due 2037 (the “2037 Maturity Date”)
Fixed Rate Period:

From, and including, January 29, 2026 to, but excluding, April 29, 2031 for the Senior Notes due 2032

From, and including, January 29, 2026 to, but excluding, January 29, 2036 for the Senior Notes due 2037

Floating Rate Period:

From, and including, April 29, 2031 to, but excluding, the 2032 Maturity Date for the Senior Notes due 2032

From, and including, January 29, 2036 to, but excluding, the 2037 Maturity Date for the Senior Notes due 2037

Coupon:

Senior Notes due 2032:

Fixed Rate Period: 4.566% per annum

Floating Rate Period: Compounded SOFR, determined as set forth under “Description of the Notes—Floating rate period for 2032 notes” in the preliminary prospectus supplement dated January 26, 2026, plus 95 bps

Senior Notes due 2037:

Fixed Rate Period: 5.141% per annum

Floating Rate Period: Compounded SOFR, determined as set forth under “Description of the Notes—Floating rate period for 2037 notes” in the preliminary prospectus supplement dated January 26, 2026, plus 124 bps

Payment Frequency:	Fixed Rate Period: Semi-Annually Floating Rate Period: Quarterly

Interest Payment Dates:

Senior Notes due 2032:

Fixed Rate Period: Every April 29 and October 29, commencing on April 29, 2026 and ending on April 29, 2031

Floating Rate Period: July 29, 2031, October 29, 2031, January 29, 2032 and the 2032 Maturity Date

Senior Notes due 2037:

Fixed Rate Period: Every January 29 and July 29, commencing on July 29, 2026 and ending on January 29, 2036

Floating Rate Period: April 29, 2036, July 29, 2036, October 29, 2036 and the 2037 Maturity Date

Day Count Convention:	Fixed Rate Period: 30/360 Floating Rate Period: Actual/360

Optional Redemption:

Senior Notes due 2032:

On and after the date that is 180 days after the issue date and prior to April 29, 2031 (one year prior to the 2032 Maturity Date), the Issuer may redeem the Senior Notes due 2032 at its option, in whole or in part at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes to be redeemed matured on April 29, 2031) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined in the preliminary prospectus supplement dated January 26, 2026) plus 15 basis points less (b) interest accrued to the redemption date; and

(ii)  100% of the principal amount on the notes to be redeemed;

plus in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, the Senior Notes due 2032 will be redeemable in whole, but not in part, by the Issuer on April 29, 2031, the date that is one year prior to the 2032 Maturity Date, at a redemption price equal to 100% of the principal amount of the Senior Notes due 2032, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

In addition, the Senior Notes due 2032 will be redeemable, in whole or in part, by the Issuer on or after the 30th day prior to the 2032 Maturity Date at a redemption price equal to 100% of the principal amount of the Senior Notes due 2032 being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

Senior Notes due 2037:

On and after the date that is 180 days after the issue date and prior to January 29, 2036 (one year prior to the 2037 Maturity Date), the Issuer may redeem the Senior Notes due 2037 at its option, in whole or in part at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes to be redeemed matured on January 29, 2036) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined in the preliminary prospectus supplement dated January 26, 2026) plus 15 basis points less (b) interest accrued to the redemption date; and

(ii)  100% of the principal amount on the notes to be redeemed;

plus in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, the Senior Notes due 2037 will be redeemable in whole, but not in part, by the Issuer on January 29, 2036, the date that is one year prior to the 2037 Maturity Date, at a redemption price equal to 100% of the principal amount of the Senior Notes due 2037, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

In addition, the Senior Notes due 2037 will be redeemable, in whole or in part, by the Issuer on or after the 90th day prior to the 2037 Maturity Date at a redemption price equal to 100% of the principal amount of the Senior Notes due 2037 being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

Benchmark Treasury:	3.625% due December 31, 2030 for the Senior Notes due 2032 4.00% due November 15, 2035 for the Senior Notes due 2037

Benchmark Treasury Spot and Yield:	99-04 3/4; 3.816% for the Senior Notes due 2032 98-10; 4.211% for the Senior Notes due 2037

Spread to Benchmark Treasury:	+75 bps for the Senior Notes due 2032 +93 bps for the Senior Notes due 2037

Yield to Maturity:	4.566% for the Senior Notes due 2032 5.141% for the Senior Notes due 2037

Price to Public:	100.000% for the Senior Notes due 2032 100.000% for the Senior Notes due 2037

Proceeds (before expenses) to Issuer:	$996,500,000 for the Senior Notes due 2032 $995,500,000 for the Senior Notes due 2037

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	316773 DN7 / US316773DN70 for the Senior Notes due 2032 316773 DP2 / US316773DP29 for the Senior Notes due 2037

Joint Book-Running Managers:	Morgan Stanley & Co. LLC BofA Securities, Inc. Fifth Third Securities, Inc. Goldman Sachs & Co. LLC

Co-Managers:	Academy Securities, Inc. Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**	It is expected that delivery of the Notes will be made against payment thereof on or about January 29, 2026, which is the third business day following the date hereof (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, BofA Securities, Inc. toll-free at 1-800-294-1322, Fifth Third Securities, Inc. toll-free at 1-866-531-5353 or Goldman Sachs & Co. LLC toll-free at 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

5